Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on From S-8 of our report dated April 1, 2010, relating to the consolidated financial statements of AutoNavi Holdings Limited as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 and the related financial statement schedule, appearing in the Prospectus, which is part of Registration Statement No. 333-167402 on Form F-1 of AutoNavi Holdings Limited dated June 30, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China August 17, 2010